KUTAK ROCK LLP

                                   SUITE 2100
                          Peachtree Center South Tower
                           225 PEACHTREE STREET, N.E.
                           ATLANTA, GEORGIA 30303-1731
                                  404-222-4600
                             Facsimile 404-222-4654



                                                    November 14, 2000


Rainwire Partners, Inc.
695 Pylant Street
Atlanta, GA  30306

Gentlemen:

     We have acted as counsel to Rainwire Partners, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, covering the offering of up to 480,000 shares of the Company's common stock, .001 par value (the "Common Stock"), that may be issued pursuant to the shares of Common Stock that may be issued pursuant to the Consulting Agreement dated as of November 10 , 2000 (collectively, the "Shares"). In connection therewith, we have examined such corporate records, certificates of public officials and other documents and records as we have considered necessary or proper for the purpose of this opinion.

     This opinion is limited by, and is in accordance with, the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

     Based on the foregoing, and having regard to the legal considerations which we deem relevant, we are of the opinion that the Shares covered by the Registration Statement, which may be issued pursuant to the above-described Consulting Agreement will, when issued, be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                Very truly yours,

                               /s/ Kutak Rock LLP
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                                   Kutak Rock LLP